Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, November 21, 2012	Rich Sheffer (952) 887-3753

DONALDSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS (November 21, 2012) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2013 first quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended October 31
	2012	2011	Change
Net sales	$589	$608	(3)%
Operating income	74	90	(19)%
Net earnings	54	69	(21)%
Diluted EPS (*)	$0.36	$0.45	(20)%

(*) The prior year EPS amounts reflect the impact of last year’s two-for-one stock split.

“Our first quarter sales and EPS were consistent with the updated outlook we announced in late October,” said Bill Cook, Chairman, President and CEO. “While we finished FY12 very strong, we saw conditions at many of our Customers decelerate in September and October. Incoming orders from our Engine OEM and Disk Drive Customers decreased as they lowered their production schedules to deal with declining end market demand and to also reduce their inventory levels. Utilization of on-road and off-road equipment also weakened during this period, resulting in lower order rates for our replacement filters. Fortunately, our Gas Turbine Products business helped offset these weaker conditions with a 33 percent year-over-year sales increase. We expect our Gas Turbine project shipments to continue increasing in our second and third quarters. Finally, foreign currency translation decreased our sales by almost 3 percent due to the stronger US dollar versus last year. Excluding the foreign exchange impact, sales decreased less than 1 percent in the quarter.”

“Our operating margin was 12.5 percent due to lower fixed cost absorption and a mix shift to large Gas Turbine project shipments. We were able to partially offset these with our Continuous Improvement initiatives. Looking forward, we have initiated actions which will better align our manufacturing and operating expenses with our expected Customer demand.”

“We see the current downturn as short-term primarily due to high levels of global uncertainty. We expect to return to year-over-year growth in our second quarter. A continuing benefit of our diversified portfolio of filtration businesses around the world is that regions including Latin America, South Africa, and Australia, and product groups like Gas Turbine and Integrated Venting Solutions, are all projecting strong growth. As a result, we are forecasting our Company’s full-year sales to increase 0 to 4 percent, and our FY13 EPS forecast is between $1.68 and $1.88 per share.”

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Donaldson Company, Inc.

November 21, 2012

Financial Statement Discussion

The impact of foreign currency translation decreased sales by $16.9 million, or 2.8 percent, during the first quarter compared to the same period last year. The impact of foreign currency translation decreased reported net earnings by $1.3 million, or 1.9 percent, compared to the prior year.

Gross margin was 33.7 percent, compared to 35.3 percent in last year’s first quarter. The year-over-year decrease is primarily attributable to lower fixed cost absorption due to the decrease in our production volumes and the mix impact due to large Gas Turbine project shipments. These were partially offset by the benefits from our ongoing Continuous Improvement initiatives.

Operating expenses for the quarter were $124.8 million, approximately even with last year’s $124.6 million. As a percent of sales, operating expenses were 21.2 percent compared to last year’s 20.5 percent. Our cost containment actions helped offset higher pension expense and incremental expenses related to our strategic business systems projects.

Our effective tax rate for the quarter was 29.4 percent, compared to a prior year rate of 25.5 percent. The prior year’s quarter included tax benefits primarily due to favorable settlements of tax audits of $4.3 million.

As part of our ongoing share repurchase program we repurchased 1,500,000 shares, or 1.0 percent of our diluted outstanding shares, for $50.7 million during the quarter.

FY13 Outlook

We continue to forecast full-year sales growth as strong Gas Turbine project shipments in the next two quarters and improving demand for replacement filters are anticipated to offset weaker demand from our Engine OEM and Disk Drive Customers.

●	We are projecting our full-year sales to be between $2.5 and $2.6 billion, or up 0 to 4 percent over last year’s record. Our forecast is based on the Euro at US$1.27. We expect foreign currency translation to have a negative impact on our sales for most of our fiscal year.

●	Our full-year operating margin forecast is 14.2 to 15.0 percent.

●	Our FY13 tax rate is anticipated to be between 28 and 31 percent.

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Donaldson Company, Inc.

November 21, 2012

●	We forecast our FY13 EPS to be between $1.68 and $1.88.

●	Cash generated by operating activities is projected to be between $235 and $265 million. Our capital spending is estimated to be approximately $100 million.

Engine Products:  We forecast FY13 sales to be equal to FY12, including the negative impact of foreign currency.

●	Our on-road OEM Customers are planning to build fewer heavy- and medium-duty trucks. Demand from our off-road OEM Customers is anticipated to be mixed: build rates of agriculture equipment are forecasted to remain good, build rates of construction equipment are expected to slowly improve in North America, but remain weak in Europe and China, and build rates of mining equipment are expected to decrease globally.

●	We are anticipating low single-digit sales growth of our Aftermarket Products. Current utilization rates for off-road equipment and on-road heavy trucks have softened. We should offset much of this through our continued expansion into emerging economies, from the increasing number of systems installed in the field with our proprietary filters, and from our increasing sales of liquid filtration products.

●	We forecast our Aerospace and Defense Products’ sales to be equal to the prior year as the continued slowdown in military spending is anticipated to be offset by increased commercial aerospace sales.

Industrial Products:  We forecast sales to increase 4 to 10 percent over FY12, including the negative impact of foreign currency.

●	Our Industrial Filtration Solutions Products’ sales are projected to increase 0 to 5 percent. We assume manufacturing activity will remain strong in the Americas, slowly improve in Asia, and continue to be weak in Europe.

●	We anticipate our Gas Turbine Products’ sales to be up 21 to 27 percent due to continued strength in both the large turbine power generation and the oil and gas markets

●	Special Applications Products’ sales are forecast to increase 1 to 7 percent, with growth expected from membranes products and integrated venting products.

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Donaldson Company, Inc.

November 21, 2012

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 13,000 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, health outbreaks, natural disasters, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

November 21, 2012

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended
	October 31
	2012	2011
Net sales	$588,947	$608,295

Cost of sales	390,654	393,361

Gross margin	198,293	214,934

Operating expenses	124,756	124,607

Operating income	73,537	90,327

Other income, net	(5,812)	(4,860)

Interest expense	2,671	3,170

Earnings before income taxes	76,678	92,017

Income taxes	22,565	23,464

Net earnings	$54,113	$68,553

Weighted average shares
Outstanding (*)	149,149,429	150,513,892

Diluted shares outstanding (*)	151,524,125	153,047,198

Net earnings per share (*)	$0.36	$0.46

Net earnings per share
assuming dilution (*)	$0.36	$0.45

Dividends paid per share (*)	$0.090	$0.075

(*) Prior year shares and per share amounts reflect the impact of the Company’s two-for-one stock split that occurred during the third quarter of Fiscal 2012.

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Donaldson Company, Inc.

November 21, 2012

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	October 31	July 31
	2012	2012
ASSETS

Cash, cash equivalents and short-term investments	$289,010	$318,151
Accounts receivable – net	415,059	438,796
Inventories – net	272,396	256,116
Prepaids and other current assets	71,948	72,599

Total current assets	1,048,413	1,085,662

Other assets and deferred taxes	265,187	259,511
Property, plant and equipment – net	398,898	384,909

Total assets	$1,712,498	$1,730,082

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$185,721	$199,182
Employee compensation and other liabilities	189,341	201,848
Short-term borrowings	67,506	95,147
Current maturity long-term debt	2,361	2,346

Total current liabilities	444,929	498,523

Long-term debt	202,473	203,483
Other long-term liabilities	109,914	118,062

Total liabilities	757,316	820,068

Equity	955,182	910,014

Total liabilities and equity	$1,712,498	$1,730,082

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Donaldson Company, Inc.

November 21, 2012

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Three Months Ended
	October 31
	2012	2011
OPERATING ACTIVITIES

Net earnings	$54,113	$68,553
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	16,026	15,574
Changes in operating assets and liabilities	1,910	(21,932)
Tax benefit of equity plans	(5,527)	(2,171)
Stock compensation plan expense	1,476	1,690
Other, net	(3,935)	(4,028)
Net cash provided by operating activities	64,063	57,686

INVESTING ACTIVITIES

Net expenditures on property and equipment	(21,404)	(18,491)
Net change in short-term investments	12,868	—
Net cash used in investing activities	(8,536)	(18,491)

FINANCING ACTIVITIES

Purchase of treasury stock	(50,731)	(73,558)
Net change in debt and short-term borrowings	(28,703)	78,763
Dividends paid	(13,292)	(11,193)
Tax benefit of equity plans	5,527	2,171
Exercise of stock options	5,576	2,961
Net cash used in financing activities	(81,623)	(856)

Effect of exchange rate changes on cash	5,077	(9,620)

Increase/(Decrease) in cash and cash equivalents	(21,019)	28,719

Cash and cash equivalents – beginning of year	225,789	273,494

Cash and cash equivalents – end of period	$204,770	$302,213

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Donaldson Company, Inc.

November 21, 2012

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended October 31, 2012:
Net sales	$370,660	$218,287	—	$588,947
Earnings before income taxes	47,424	32,562	(3,308)	76,678

3 Months Ended October 31, 2011:
Net sales	$393,725	$214,570	—	$608,295
Earnings before income taxes	59,878	34,299	(2,160)	92,017

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended
	October 31
	2012	2011
Engine Products segment:
Off-Road Products	$90,997	$94,108
On-Road Products	34,756	42,625
Aftermarket Products	218,396	226,897
Retrofit Emissions Products	2,897	4,637
Aerospace and Defense Products	23,614	25,458
Total Engine Products segment	$370,660	$393,725

Industrial Products segment:
Industrial Filtration Solutions Products	$128,576	$133,399
Gas Turbine Products	47,243	35,581
Special Applications Products	42,468	45,590
Total Industrial Products segment	$218,287	$214,570

Total Company	$588,947	$608,295

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Donaldson Company, Inc.

November 21, 2012

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended
	October 31
	2012	2011

Net cash provided by operating activities	$64,063	$57,686
Net capital expenditures	(21,404)	(18,491)
Free cash flow	$42,659	$39,195

Net earnings	$54,113	$68,553
Income taxes	22,565	23,464
Interest expense (net)	1,754	2,371
Depreciation and amortization	16,026	15,574
EBITDA	$94,458	$109,962

Prior year net sales	$608,295	$536,909
Change in net sales, excluding foreign currency translation	(2,489)	57,966
Foreign currency translation	(16,859)	13,420
Current year net sales	$588,947	$608,295

Prior year net earnings	$68,553	$53,134
Change in net earnings, excluding foreign currency translation	(13,119)	14,088
Foreign currency translation	(1,321)	1,331
Current year net earnings	$54,113	$68,553

Although free cash flow, EBITDA, net sales excluding foreign currency translation, and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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